As filed with the Securities and Exchange Commission on March 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

enGene Holdings Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4868 Rue Levy, Suite 220

Saint-Laurent, QC H4R 2P1

Canada (514) 332-4888

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan

Inducement Stock Option Awards

(Full title of the plan)

C T Corporation System

155 Federal Street

Suite 700

Boston, Massachusetts 02110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Howard A. Kenny, Esq. Julio E. Vega, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Tel: (212) 309-6000	Ronald H. W. Cooper Lee G. Giguere, Esq. enGene Holdings Inc. 4868 Rue Levy, Suite 220 Saint-Laurent, QC H4R 2P1 Canada (514) 332-4888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 3,349,283 common shares, with no par value (“Common Shares”), of enGene Holdings Inc. (the “Registrant” or “enGene”) reserved for issuance under the Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan (the “Plan”). The number of Common Shares reserved and available for issuance under the Plan is subject to an automatic annual increase such that the number of Common Shares authorized for issuance under the Plan increases on the first business day of each calendar year, beginning on January 1, 2026, by 5% of the aggregate number of Common Shares issued and outstanding on December 31st of the preceding calendar year (or such lesser number of Common Shares as may be determined by the compensation committee of enGene’s board of directors (the “Committee”)). Accordingly, on January 1, 2026, the number of Common Shares reserved and available for issuance under the Plan increased by 3,349,283 Common Shares. The additional shares are of the same class as other securities relating to the Plan, for which this Registration Statement incorporates by reference the contents of the (i) Registration Statement on Form S-8, File No. 333-277378, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on February 27, 2024, and (ii) Registration Statement on Form S-8, File No. 333-285679, filed by the Registrant with the Commission on March 10, 2025, pursuant to General Instruction E to Form S-8.

This Registration Statement on Form S-8 is also filed for the purpose of registering 657,950 Common Shares issuable upon the vesting and exercise of non-qualified stock options (the “Inducement Awards”) under previously announced inducement stock option awards granted on September 30, 2025. The Inducement Awards were issued by the Registrant to certain individuals as an inducement material to each such individual’s employment with the Registrant and were approved by the compensation committee of the Registrant’s board of directors in reliance on the employment inducement exception under Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to (i) the participating employees included in the Plan covered by this Registration Statement and (ii) the employees issued the Inducement Awards, in each case as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this registration statement:

(A)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025 filed with the Commission on December 22, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended October 31, 2025 filed with the Commission on February 19, 2026;
(B)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2026, filed with the Commission on March 9, 2026;

(C)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on November 12, 2025, November 14, 2025, January 21, 2026 and March 9, 2026 (excluding any portions thereof that are furnished and not filed); and
(D)
The description of the Registrant’s securities contained in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2023, filed with the Commission on January 29, 2024, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

enGene is governed by the Business Corporations Act (British Columbia) (the “BCBCA”). Under the BCBCA, and our articles (the “Articles”), enGene may (or must, pursuant to the Articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director of enGene is deemed to have contracted with enGene on the terms of indemnity contained in the Articles.

For the purposes of such an indemnification:

“eligible party” means an individual who

•
is or was a director or officer of enGene;
•
is or was a director or officer of another corporation
o
at a time when the corporation is or was an affiliate of enGene, or
o
at the request of enGene; or
•
at the request of enGene, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, enGene or an associated corporation:

•
is or may be joined as a party, or
•
is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, enGene may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that enGene first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of enGene’s Articles noted above, enGene must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, enGene was prohibited from giving the indemnity or paying the expenses by its articles;
•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, enGene is prohibited from giving the indemnity or paying the expenses by its articles;
•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of enGene or the associated corporation, as the case may be; or
•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of enGene or by or on behalf of an associated corporation, enGene must not do either of the following:

•
indemnify the eligible party in respect of the proceeding; or
•
pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the Articles of enGene, on the application of enGene or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•
order enGene to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•
order enGene to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
•
order the enforcement of, or any payment under, an agreement of indemnification entered into by enGene;
•
order enGene to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
•
make any other order the court considers appropriate.

The BCBCA and enGene’s Articles authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, enGene, a current or former affiliate of enGene or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of enGene.

In addition, enGene has entered, or will enter, into separate indemnity agreements with each of its directors and officers pursuant to which enGene has or will agree to indemnify and hold harmless its directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and the Articles.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of enGene Holdings Inc. (incorporated by reference to Exhibit 3.1 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the Commission on September 26, 2023).
4.2

Specimen Common Share Certificate of enGene (incorporated by reference to Exhibit 4.1 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the Commission on

September 26, 2023).

4.3

Specimen Warrant Certificate of enGene (incorporated by reference to Exhibit 4.3 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the Commission on September 26, 2023).

4.4	enGene Holdings Inc. 2023 Incentive Equity Plan (incorporated herein by reference to Exhibit 10.20 of enGene’s Current Report on Form 8-K filed with the SEC on October 31, 2023).
4.5	Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan (incorporated by reference to Exhibit 10.1 of enGene’s Current Report on Form 8-K filed with the SEC on May 15, 2024).
5.1	Opinion of Blake, Cassels & Graydon LLP*
23.1	Consent of KPMG LLP*
23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 hereto)*
24.1	Power of Attorney (included on the signature page hereto)*
107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saint-Laurent, Quebec, Canada, on the 9th day of March, 2026.

enGene Holdings Inc.

By:	/s/ Ronald H.W. Cooper
Name: Ronald H. W. Cooper
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ronald H. W. Cooper, Ryan Daws, and Lee Giguere, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald H.W. Cooper	Chief Executive Officer, President and Director (Principal Executive Officer)	March 9, 2026
Ronald H. W. Cooper
/s/ Ryan Daws	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 9, 2026
Ryan Daws
/s/ Philip Astley-Sparke	Director	March 9, 2026
Philip Astley-Sparke

/s/ Gerald Brunk	Director	March 9, 2026
Gerald Brunk
/s/ Dr. Richard Glickman	Director	March 9, 2026
Dr. Richard Glickman
/s/ Dr. William Grossman	Director	March 9, 2026
Dr. William Grossman
/s/ Paul Hastings	Director	March 9, 2026
Paul Hastings
/s/ Michael Heffernan	Director	March 9, 2026
Michael Heffernan
/s/ Wouter Joustra	Director	March 9, 2026
Wouter Joustra
/s/ Lota Zoth	Director	March 9, 2026
Lota Zoth